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                                          February 29, 1996



Consolidated Edison Company
  of New York, Inc.
4 Irving Place
New York, New York 10003

Ladies and Gentlemen:

     We refer you to the prospectus supplement, dated February 29, 1996, (the "Prospectus Supplement") and the prospectus, dated December 8, 1995, to be used in connection with the offering of the Company's Quarterly Income Capital Securities (Series A Subordinated Deferrable Interest Debentures) (the "Capital Securities") and to the Registration Statements on Form S-3 (Nos. 33-62266 and 33-64657), declared effective by the Securities and Exchange Commission ("SEC") on May 11, 1993 and December 8, 1996, respectively (the "Registration Statements").

     We have acted as your special tax counsel with respect to the Capital Securities. We are of the opinion that the statements under the caption "Certain United States Federal Income Tax Consequences" in the Prospectus Supplement constitute an accurate description, in general terms, of certain of the material Federal income tax consequences that may be relevant to prospective purchasers of the Capital Securities.

          We hereby consent to the use of our name under the captions "Certain United States Federal Income Tax Consequences" and "Legal Matters" in the Prospectus Supplement and the filing of this opinion with the SEC in connection with the Registration Statements.

                                 Very truly yours,

                                 REID & PRIEST LLP